Exhibit 4.4

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of January 25, 2011, is entered into by and among Ulthera, Inc., a Delaware corporation (the “Company”), the stockholders listed under the heading “Investors” on the signature pages hereto (the “Investors”), each of the individuals identified as an Employee Stockholder on Exhibit A-1 (and any other stockholder who from time to time becomes a party to this Agreement as an Employee Stockholder by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit B-1 (each, an “Employee Stockholder”)) and each of the individuals identified as an Other Major Stockholder on Exhibit A-2 (and any other stockholder who from time to time becomes a party to this Agreement as an Other Major Stockholder by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit B-2 (each, an “Other Major Stockholder,” and together with the Employee Stockholders collectively, the “Key Holders,” and together with the Employee Stockholders and the Investors collectively, the “Stockholders” and each a “Stockholder”)).

RECITALS

WHEREAS, the Company and certain stockholders (the “Current Stockholders”) are parties to that certain First Amended and Restated Stockholders Agreement, by and between the Company and the Current Stockholders, dated as of December 27, 2007, as amended by that certain Amendment No. 1 to First Amended and Restated Stockholders Agreement, dated as of April 1, 2010 (the “Prior Agreement”);

WHEREAS, the Company and the Current Stockholders have terminated the Prior Agreement; and

WHEREAS, as a condition to entering into that certain Series C Convertible Preferred Stock Purchase Agreement, by and among the Company and certain investors, dated of even date herewith (the “Purchase Agreement”), such stockholders have required that the Company enter into this Agreement; and

WHEREAS, it is the intent of the parties to set forth in this Agreement the terms and conditions of the stockholders’ rights provided for with respect to the shares of equity securities of the Company held by the Stockholders.

NOW THEREFORE, for good and valuable consideration; the receipt and adequacy of which is hereby acknowledged by the parties, the parties agree as follows:

1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” shall have the meaning assigned to it under Rule 405 of the Securities Act.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Common Stock” shall mean the common stock, $0.001 par value, of the Company, and any other shares of capital stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

(d) “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 373,000 shares of Preferred Stock (subject to adjustment for stock splits, combinations and the like).

(e) “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(f) “Securities Act” shall mean the Securities Act of 1933, as amended.

(g) “Series A Preferred Stock” shall mean those shares of Preferred Stock designated as Series A Convertible Preferred Stock of the Company, $0.001 par value, and any other shares of capital stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

(h) “Series B Preferred Stock” shall mean those shares of Preferred Stock designated as Series B Convertible Preferred Stock of the Company, $0.001 par value, and any other shares of capital stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

(i) “Series C Preferred Stock” shall mean those shares of Preferred Stock designated as Series C Convertible Preferred Stock of the Company, $0.001 par value, and any other shares of capital stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

(j) “Stock” shall mean and include all shares of Common Stock, Preferred Stock, and any other shares of capital stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

2. Number of Shares of Stock. Whenever any provision of this Agreement calls for any calculation based on a number of shares of Common Stock held by any Stockholder, the number of shares deemed to be held by such Stockholder shall be the total number of shares of Common Stock then owned by such Stockholder, plus the total number of shares of Common Stock issuable upon conversion of any convertible securities (including Preferred Stock) or exercise of any vested options, warrants or subscription rights then owned by such Stockholder.

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3. Restrictions on Transfer of Shares. Except as otherwise provided in this Agreement, no Key Holder will sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of, any interest in the Stock now or hereafter owned or held by such Stockholder (each, a “Transfer”). Any Transfer of Stock by a Key Holder not made in conformance with this Agreement will be null and void, will not be recorded on the books of the Company and will not be recognized by the Company.

4. Rights of First Refusal.

(a) Transfer Notice. If at any time a Key Holder (a “Transferring Holder”) proposes or agrees to Transfer all, any part of, or any interest in Common Stock to one or more third parties pursuant to an understanding with such third parties, then such Transferring Holder must give the Company and each Major Investor written notice of the intention of the Transferring Holder to make the Transfer (the “Transfer Notice”), which Transfer Notice must include: (i) the quantity and a description of the Stock to be transferred (the “Offered Shares”); (ii) the identity of the prospective transferee(s); and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made (which must be stated in cash). The Transfer Notice must certify that the Transferring Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice must also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) Company’s Option. The Company will have an option for a period of 60 days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and, thereby, purchase all, or any portion of, the Offered Shares by notifying the Transferring Holder in writing before expiration of such 60-day period as to the number of such shares which the Company wishes to purchase. If the Company gives the Transferring Holder notice that the Company desires to purchase such shares, then the Company must pay for the Offered Shares by check, wire transfer or any combination thereof against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which must be no later than 120 days after the Company receives the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s). If the Company fails to purchase all of the Offered Shares by exercising the option granted in this Section 4(b) within the period provided, the Remaining Shares (as defined below) will be subject to the options granted to the Major Investors under this Agreement.

(c) Additional Transfer Notice. Subject to the Company’s right set forth in Section 4(b), if at any time any Transferring Holder proposes a Transfer, then, after the Company has declined to purchase all, or a portion of, the Offered Shares, the Transferring Holder must give each Major Investor an additional transfer notice (the “Additional Transfer Notice”), which must include all of the information and certifications required in a Transfer Notice and must additionally identify the Offered Shares that the Company has declined to purchase (the “Remaining Shares”) and briefly describe the Major Investors’ rights of first refusal and co-sale rights with respect to the proposed Transfer.

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(d) Non-Transferring Holders’ Option. The Major Investors will have an option for a period of 60 days from the Transferring Holder’s delivery of the Additional Transfer Notice to the Major Investors to elect to purchase their respective pro rata shares of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Major Investor may exercise such purchase option and thereby purchase all or any portion of its pro rata share (with any reallotments as provided below) of the Remaining Shares, by notifying the Transferring Holder and the Company in writing, before expiration of the 60-day period as to the number of such shares which such Major Investor wishes to purchase (including any reallotment). Each Major Investor’s pro rata share of the Remaining Shares will be equal to a fraction of the Remaining Shares, of which the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock) owned by such Major Investor on the date of the Transfer Notice will be the numerator and the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock) held by all Major Investors on the date of the Transfer Notice will be the denominator. Each Major Investor will have a right of reallotment such that, if any other Major Investor fails to exercise the right to purchase its full pro rata share of the Remaining Shares, the other participating Major Investors may exercise an additional right to purchase, on a pro rata basis, the Remaining Shares not previously purchased. Each Major Investor will be entitled to apportion Remaining Shares to be purchased among its partners, members and Affiliates, provided that such Major Investor notifies the Transferring Holder and the Company of such allocation. If a Major Investor gives the Transferring Holder notice that such Non-Transferring Holder desires to purchase its pro rata share of the Remaining Shares and, as the case may be, its reallotment, then payment for the Remaining Shares must be by check, wire transfer or any combination thereof against delivery of the Remaining Shares to be purchased at a place agreed upon among the parties and at the time of the scheduled closing therefor, which must be no later than 60 days after the Major Investor’s receipt of the Additional Transfer Notice, unless the Additional Transfer Notice contemplated a later closing with the prospective third party transferee(s).

5. Right of Co-Sale.

(a) To the extent that the Company and the Major Investors have not exercised their rights to purchase the Offered Shares or the Remaining Shares, as applicable, within the time periods specified in Section 4, the Transferring Holder will, subject to the rights of co-sale set forth in this Section 5, have a period of 60 days from the expiration of such rights in which to sell the Remaining Shares not purchased by the Major Investors to the third-party purchaser(s) identified in the Transfer Notice upon the terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice. If the Transferring Holder does not consummate the Transfer of Remaining Shares not purchased by the Major Investors within such 60-day period, the Company’s first refusal rights and the Major Investors’ first refusal rights and rights of co-sale will again be applicable to any subsequent proposed disposition of the such shares of Common Stock by the Transferring Holder until such rights lapse in accordance with this Agreement.

(b) Each Major Investor that notifies the Transferring Holder in writing within 90 days after receipt of the Additional Transfer Notice referred to in Section 4(c) (a “Co-Selling Holder” for purposes of this Section 5) will have the right to participate in the Transfer of any

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Remaining Shares pursuant to Section 5(a) on the same terms and conditions as specified in the Transfer Notice. Such Co-Selling Holder’s notice to the Transferring Holder must indicate the number of shares of Stock the Co-Selling Holder wishes to Transfer under its right to participate. To the extent one or more of the Co-Selling Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Stock that the Transferring Holder may Transfer pursuant to Section 5(a) will be correspondingly reduced.

(c) Each Co-Selling Holder may Transfer all or any part of that number of shares of Common Stock equal to the product obtained by multiplying (i) (A) the aggregate number of shares of Common Stock covered by the Transfer Notice minus (B) the aggregate number of shares of Common Stock purchased by the Company and/or the Major Investors pursuant to Section 4, by (ii) a fraction, (X) the numerator of which is the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock) owned by such Co-Selling Holder on the date of the Additional Transfer Notice and (Y) the denominator of which is the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock) owned by the Transferring Holder and all of the Major Investors on the date of the Additional Transfer Notice.

(d) Each Co-Selling Holder must effect its participation in the Transfer by promptly delivering to the Transferring Holder for Transfer to the prospective purchaser one or more certificates, properly endorsed for Transfer, which represent:

(i) the number of shares of Common Stock that such Co-Selling Holder elects to sell; or

(ii) the type and number of shares of Preferred Stock that are at such time convertible into the number of shares of Common Stock which such Co-Selling Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of such type of Preferred Stock in lieu of Common Stock, such Co-Selling Holder must convert such Preferred Stock into Common Stock and deliver Common Stock as provided in this Section 5. The Company agrees to make any such conversion concurrent with the actual Transfer of such shares to such third-party purchaser and contingent on such Transfer.

(e) The stock certificates that the Co-Selling Holder delivers to the Transferring Holder pursuant to this Section 5(e) will be delivered to the prospective purchaser in consummation of the Transfer of the Stock pursuant to the terms and conditions specified in the Additional Transfer Notice, and the Transferring Holder will concurrently therewith remit to such Co-Selling Holder that portion of the sale proceeds to which such Co-Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective third-party purchaser(s) prohibits such assignment or otherwise refuses to purchase Stock from a Co-Selling Holder exercising its rights of co-sale hereunder, the Transferring Holder shall not Transfer to such third-party purchaser(s) any Common Stock owned by the Transferring Holder unless and until, simultaneously with such sale, the Transferring Holder purchases such Stock from such Co-Selling Holder for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

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6. Non-Exercise of Rights. The exercise or non-exercise of the rights of the Company and the Major Investors under Sections 4 or 5 will not adversely affect such rights of the Company and the Major Investors to make subsequent purchases of Stock from the Transferring Holders or to subsequently participate in Stock Transfers by a Transferring Holder in accordance with this Agreement.

7. Permitted Transferees; No Third-Party Beneficiaries.

(a) The provisions of Sections 4 and 5 of this Agreement shall not apply:

(i) to Transfers by a Key Holder of his, her or its Common Stock to such Key Holder’s Affiliate(s), or among such Key Holder’s Family Group (in each case, a “Key Holder Permitted Transferee”), including pursuant to applicable laws of descent and distribution, by will or as a bona fide gift;

(ii) to a repurchase of Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by at least a majority of the Company’s Board of Directors; or

(iii) any transfer pursuant to a merger, consolidation or winding up and dissolution of the Company or a public offering of the Company’s shares;

provided, that the restrictions contained in Sections 4 and 5 shall continue to be applicable to the Stock after any such Transfer; and provided further, that any Key Holder Permitted Transferee shall have agreed in writing to be bound by the provisions of this Agreement affecting the Common Stock so Transferred, including, without limitation, Sections 4 and 5. For purposes of this Agreement, “Family Group” means a Key Holder’s ancestors, brother, sister, spouse and descendants (whether natural or adopted), or any other relative approved by the Board of Directors and any trust solely for the benefit of such Stockholder, and/or such party’s spouse, and/or such party’s descendants.

(b) Each Key Holder agrees, as a condition to any Transfer of his, her or its shares of Stock, to cause the transferee to agree to all of the provisions of this Agreement, whereupon such Transfer the transferee shall be subject to the provisions hereof. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party.

8. Other Transfers. Prior to any proposed Transfer of any Stock (other than under the circumstances described in Sections 4 or 5), the Stockholder proposing such Transfer shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed Transfer and must be accompanied by a written agreement signed by the proposed transferee and dated as of the date of such proposed Transfer, and, if requested by the Company, shall be accompanied by an opinion of counsel in form and substance satisfactory to the Company to the effect that the proposed Transfer may be effected without registration under the Securities Act and any applicable state securities laws, whereupon the Stockholder shall be entitled to Transfer such Stock in accordance with the terms of its notice;

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provided, however, that no such opinion of counsel shall be required for a Transfer (i) by a Key Holder to a Key Holder Permitted Transferee, (ii) by an Investor to one or more partners or members of the transferor (in the case of a transferor that is a partnership or a limited liability company, respectively), to an Affiliate or to one or more shareholders (in the case of a transferor that is a corporation), or (iii) with respect to any Investor, to any Affiliate of such Investor or any entity or investment vehicle, including a partnership, in which such Investor and/or its Affiliates has a majority economic interest or which is managed by such Investor or any of its Affiliates (each of (ii) and (iii) a “Permitted Transferee”). In addition, unless consented to by the holders of sixty percent (60%) of the Preferred Stock then outstanding (voting as a separate class on an as-converted to Common Stock basis), no Stockholder shall transfer Common Stock and/or Preferred Stock representing twenty percent (20%) or more of the aggregate voting power of the Company during any consecutive twelve (12)-month period (whether in a single transaction or a series of related transactions and including any transfers by such Stockholder’s affiliates) to any party other than the Company; provided that this Section 8 shall not apply to transfers by any Stockholder to any affiliated partnership or entity or Family Group of such Stockholder or transfers permitted by any stock plan or agreement adopted by the Board.

9. Prohibited Transfers. If any Stockholder Transfers any Stock in contravention of the terms of this Agreement, including, without limitation, the right of first refusal and co-sale rights under Sections 4 or 5 (a “Prohibited Transfer”), the parties agree that such Prohibited Transfer will be null and void, and the Company agrees it will not effect such a Prohibited Transfer nor will it treat any alleged transferee(s) as the holder of such Stock.

10. Right of First Offer.

(a) Subject to the terms and conditions specified in this Section 10, each Major Investor shall have a right of first offer with respect to future proposed offers, sales or issuances by the Company of Equity Securities. A Major Investor shall be entitled to apportion the right of first offer hereby granted among its Affiliates in such proportions as it deems appropriate. For purposes of this Agreement, “Equity Securities” shall mean, (i) any Common Stock, Preferred Stock or other capital stock of the Company; (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other capital stock of the Company (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other capital stock of the Company or (iv) any such warrant or right.

(b) Each time the Company proposes to offer, sell or issue any Equity Securities, the Company shall first make an offering of such Stock to each Major Investor in accordance with the following provisions:

(i) The Company shall deliver a notice to each Major Investor stating (1) the Company’s bona fide intention to offer such Equity Securities, (2) the amount and form of Equity Securities to be offered, and (3) the price and terms, if any, upon which it proposes to offer such Equity Securities (the “ROFO Notice”).

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(ii) By written notification received by the Company, within 20 days after receipt of the ROFO Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the ROFO Notice, up to that portion of such Equity Securities which equals the proportion that the number of shares of Common Stock (assuming full conversion and exercise of all convertible or exercisable securities of the Company) issued and held by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Major Investor which elects to purchase all the Equity Securities available to it (the “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after such information is given, each Fully-Exercising Investor shall be entitled to obtain that portion of the Equity Securities for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors, which is equal to the proportion that the number of shares of Common Stock then held (assuming full conversion and exercise of all convertible or exercisable securities) by such Fully-Exercising Investor bears to the total number of shares of Common Stock then held (assuming full conversion and exercise of all convertible or exercisable securities) by all Fully-Exercising Investors who wish to purchase any of the unsubscribed shares.

(c) If all shares of Stock referred to in the ROFO Notice, which Major Investors are entitled to obtain pursuant to Section 10(b)(ii), are not elected to be obtained as provided in Section 10(b)(ii) hereof, the Company may, during the 90-day period following the expiration of the 10-day period provided in Section 10(b)(ii), offer the remaining unsubscribed portion of such Equity Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, the price and terms specified in the ROFO Notice. If the Company does not enter into an agreement for the sale of the Equity Securities within such 90-day period, or if such agreement is entered into within such 90-day period but not consummated within 30 days after the execution thereof, the right provided hereunder shall be deemed to be revived and such Equity Securities shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 10 shall not be applicable to Excluded Stock as that term is defined Article 4(A), Section 6(b) of the Company’s Certificate of Incorporation.

(e) The right of first offer set forth in this Section 10 may not be assigned or transferred, except that such right is assignable by each Major Investor to any Major Investor Permitted Transferee or any transferee acquiring not less than 500,000 shares of Preferred Stock or Common Stock issuable upon conversion of Preferred Stock (or a combination thereof) (subject to adjustment for stock splits, combinations and the like). Any transferee to whom rights under Section 10 of this Agreement are transferred shall as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon a Major Investor under this Agreement to the same extent as if such transferee were a Major Investor under this Agreement.

(f) The rights of first refusal established by this Section 10 shall not apply to, and shall terminate on the earliest to occur of (a) a QPO or (b) a Liquidation Event or a Deemed

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Liquidation Event, other than an Asset Sale (each, as defined in the Company’s Certificate of Incorporation). Notwithstanding Section 21 hereof, the rights of first refusal established by this Section 10 may be amended, or any provision waived with and only with the written consent of the Company and the Major Investors holding not less than sixty percent (60%) of the Common Stock then held (assuming full conversion and exercise of all convertible or exercisable securities) held by all Major Investors, or as permitted by Section 21, provided, however, that if any Major Investor waives the rights of first refusal established by this Section 10 pursuant to this Section 10(f) and purchases the Equity Securities that are the subject of such waiver (a “Waiving Participant”), each Major Investor shall have the right to purchase that portion of its pro rata share of such Equity Securities equal to the greatest portion of any Waiving Participant’s pro rata share as calculated in Section 10(b)(ii) actually purchased by any Waiving Participant.

11. Drag-Along Rights.

(a) Applicability to Drag-Along Sale. In the event that the Board, the holders of at least sixty percent (60%) of the Preferred Stock then outstanding (voting as a separate class on an as-converted to Common Stock basis) (the “Proposing Holders”) and, in the case of a Deemed Liquidation Event (as defined in the Company’s then-existing Certificate of Incorporation) only, the Series A Director and the Series B Director (each as defined below), approve a Deemed Liquidation Event (as defined in the Company’s then-existing Certificate of Incorporation) (such event referred to herein as the “Drag-Along Sale”) or a Financing Transaction (as defined below), then (i) (A) if the Drag-Along Sale is structured as a merger or consolidation of the Company, or a sale of all or substantially all of the Company’s assets, each Stockholder agrees to be present, in person or by proxy, at all meetings for the vote thereon, to vote all shares of capital stock held by such person for and raise no objections to such Drag-Along Sale, and waive and refrain from exercising any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (B) if the Drag-Along Sale is structured as a sale of the stock of the Company, each Stockholder shall each agree to sell their Stock on the terms and conditions approved by the Proposing Holders; provided in each case that such terms do not provide that such Stockholder would receive as a result of such Drag-Along Sale less than the amount that would be distributed to such Stockholder in the event the proceeds of such Drag-Along Sale of the Company were distributed in accordance with the liquidation preferences set forth in Company’s then-existing Certificate of Incorporation; and (ii) the Stockholders shall each take all necessary and desirable actions approved by the Proposing Holders in connection with the consummation of the Drag-Along Sale or Financing Transaction, as applicable, including (A) executing such agreements and such instruments and other actions reasonably necessary to provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements relating to such Drag-Along Sale or Financing Transaction, as applicable, and effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Sale; (B) not depositing, and causing their Affiliates not to deposit, except as provided in this Agreement, any shares of Stock owned by such party or Affiliate in a voting trust or subject any shares of Stock to any arrangement or agreement with respect to the voting of such shares of Stock, unless specifically requested to do so by the acquiror in connection with the Drag-Along Sale or Financing Transaction, as applicable; and (C) refraining from exercising any dissenter’s rights or rights of appraisal under applicable law at any time with respect to such Drag-Along Sale. A

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“Financing Transaction” means any transaction or series of related transactions resulting in the issuance of debt or equity securities of the Company principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof occurs.

(b) Proxy Rights. In connection with the pursuit and consummation of any Drag-Along Sale or Financing Transaction, each Stockholder hereby: (i) grants the Secretary of the Company, or other duly authorized officer, an irrevocable proxy (which shall be and shall be deemed to be coupled with an interest) to vote (by actual vote or by written consent) the shares held by such Stockholder or its successors and permitted assigns and transferees in favor of any Drag-Along Sale or Financing Transaction pursued in connection with this Section 11 in the event that such Stockholder or its successors and permitted assigns and transferees fail to consent in writing or vote for any such Drag-Along Sale or Financing Transaction; and (ii) agrees to promptly execute and deliver (without unreasonable condition or delay) any transaction agreement(s) and documentation (including, without limitation, stockholder agreements, waivers and releases, and affiliate letters) deemed necessary, appropriate or advisable by the Proposing Holders in connection with the Drag-Along Sale or Financing Transaction. The proxy, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of capital stock of the Company, and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any capital stock of the Company. In addition to any other rights and remedies available to it at law or in equity, the Proposing Holders or the Company will be entitled to specifically enforce the terms of this Agreement with respect to or related to any Drag-Along Sale or Financing Transaction. Notwithstanding any other provision in this Agreement, each Stockholder shall maintain its right, if applicable, to exercise any rights pursuant to Section Article 4(A), Section 7(b), Article 4(A), Section 8, Article 4(A), Section 9 and Article 4(A), Section 10.

12. Voting.

(a) Compensation Committee. The Board shall constitute and maintain a Compensation Committee. Each Stockholder agrees to vote and otherwise use reasonable efforts to establish and maintain a Compensation Committee of the Board with at least one (1) Series A Director (as defined below) as a member and one (1) Series B Director (as defined below) as a member. Any material increase in executive compensation shall be approved by the Compensation Committee or the Board only with the affirmative vote of the Series A Director and Series B Director.

(b) Audit Committee. The Board shall constitute and maintain an Audit Committee. Each Stockholder agrees to vote and otherwise use reasonable efforts to establish and maintain an Audit Committee of the Board with at least one (1) Series A Director (as defined below) as a member and one (1) Series B Director (as defined below) as a member.

(c) Designation of Series A Director. With respect to the one (1) director of the Company who shall be elected solely by the holders of the Series A Preferred Stock voting separately as a single class (the “Series A Director”), Friday Street Venture Partners, L.P. and Apposite Healthcare Fund, L.P. (or any of their respective Affiliates), collectively, shall have the

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right to designate one (1) nominee for election as a Series A Director so long as Friday Street Venture Partners, L.P. and Apposite Healthcare Fund, L.P., together with their respective Affiliates continues to own not less than 550,000 shares of Series A Preferred Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event).

(d) Designation of Series B Director. With respect to the one (1) director of the Company who shall be elected solely by the holders of the Series B Preferred Stock voting separately as a single class (the “Series B Director”), New Enterprise Associates 12, Limited Partnership (or any of its Affiliates) shall have the right to designate one (1) nominee for election as a Series B Director, so long as New Enterprise Associates 12, Limited Partnership, together with its Affiliates continues to own not less than 1,000,000 shares of Series B Preferred Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event).

(e) Designation of Preferred Stock Director. With respect to the one (1) director of the Company who shall be elected solely by the holders of the Preferred Stock voting together as a single class (on an as-if converted to Common Stock basis) (the “Preferred Stock Director” and together with the Series A Director and Series B Director, the “Preferred Directors”), the holders of at least sixty percent (60%) of the Preferred Stock voting separately as a single class (on an as-if converted to Common Stock basis) shall have the right to designate one (1) nominee for election as a Preferred Stock Director, so long as 5,000,000 shares of Preferred Stock are then outstanding (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event).

(f) Designation of Common Directors. With respect to two (2) directors of the Company (the “Common Directors”) who shall be elected solely by the holders of the Common Stock voting separately as a single class, one of the nominees shall be the then-serving Chief Executive Officer of the Company (the “CEO Director”), and holders of a majority of the outstanding shares of Common Stock shall have the right to designate the other nominee for election as a Common Director. In the event that the person serving as the director to be elected as set forth in this Section 12(f) ceases to serve as the Chief Executive Officer of the Company, each Stockholder agrees to vote its shares of capital stock of the Company for the removal of such director at the request of a majority of the Board excluding the director to be removed.

(g) Designation of Independent Director. With respect to the two (2) directors of the Company (each, an “Independent Director” and collectively, the “Independent Directors”), (i) the holders of at least sixty percent (60%) of the Preferred Stock voting together as a single class (on an as-if converted to Common Stock basis) shall have the right to designate one (1) nominee for election as an Independent Director and (ii) a majority of the members of the Board (other than the director designated pursuant to this Section 12(g)(ii)) then in office shall have the right to designate the other nominee for election as an Independent Director (together with the other five nominees designated as set forth above, the “Nominees”); provided that in each case the Independent Director shall be an acknowledged industry expert who is an independent, non-employee individual who is not affiliated with any Major Investor.

11.

(h) Procedure. At least ten days prior to any meeting (or written action in lieu of a meeting) of stockholders of the Company at or by which directors are to be elected, each nominating person or group shall notify the Company, and the Company shall notify the other parties hereto in writing, of the Nominee designated by such nominating person or group for election as a director. In the absence of any such notification, it shall be presumed that each incumbent director has been re-designated by the applicable nominating person or group. The initial Nominee pursuant to Section 12(c) is David Porter. The initial Nominee pursuant to Section 12(d) is Charles Linehan. The initial Nominee pursuant to Section 12(e) is Justin Klein. The initial Nominees pursuant to Section 12(f) are Matthew Likens (as the current Chief Executive Officer of the Company) and Michael Slayton. The initial Nominee pursuant to Section 12(g)(i) is Robert Byrnes. At each meeting (or written action in lieu of a meeting) of Stockholders of the Company at or by which directors are to be elected, and at any other time at which Stockholders of the Company will have the right to or will vote for or consent in writing to the election of directors of the Company, then and in each event each Stockholder shall vote all of its Stock presently owned or hereafter acquired by such Stockholder to elect, as directors of the Company, the Nominees designated in the manner provided in this Section 12.

(i) Vacancies and Removal. Each of the directors designated above in this Section 12 shall be elected at any annual or special meeting of the Stockholders (or by written consent in lieu of a meeting of Stockholders) and shall serve until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Series A Director may be removed without cause only by Friday Street Venture Partners, L.P. and Apposite Healthcare Fund, L.P. upon the mutual agreement of such parties (provided Friday Street Venture Partners, L.P. and Apposite Healthcare Fund, L.P. still has the right to designate such director). The Series B Director may be removed without cause only by New Enterprise Associates 12, Limited Partnership (provided New Enterprise Associates 12, Limited Partnership still has the right to designate such director). The Preferred Stock Director may be removed without cause only by the holders of at least sixty percent (60%) of the Preferred Stock voting separately as a single class (on an as-if converted to Common Stock basis) (provided the holders of at least sixty percent (60%) of the Preferred Stock voting separately as a single class (on an as-if converted to Common Stock basis) still have the right to designate such director). The Independent Director designated pursuant to Section 12(g)(i) may be removed without cause by the holders of a majority of the Preferred Stock voting together as a single class (on an as-if converted to Common Stock basis). The Independent Director designated pursuant to Section 12(g)(ii) may be removed without cause by a majority of the members of the Board (other than the director designated pursuant to Section 12(g)(ii)). The Common Directors may be removed without cause only by the holders of a majority of the Common Stock, provided that in the event that the CEO Director ceases to serve as the Chief Executive Officer of the Company, the parties hereto agree to vote for the removal of such director at the request of a majority of the Board of Directors excluding the director to be removed. Any vacancy in the office of the Series A Director may be filled only in accordance with the terms of Section 12(c) above. Any vacancy in the office of the Series B Director may be filled only in accordance with the terms of Section 12(d) above. Any vacancy in the office of the Preferred Stock Director may be filled only in accordance with the terms of Section 12(e) above. Any vacancy in the office of a Common Director may be filled only in accordance with Section 12(f) above. Any vacancy in the office of an Independent Director may be filled only in accordance with Section 12(g) above.

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(j) Number of Directors. Each Stockholder agrees, except as specifically provided for in the Company’s Certificate of Incorporation or Bylaws, not to vote to increase the number of directors of the Company to a number greater than seven without the approval of a majority of the directors designated pursuant to Sections 12(c), 12(d) and 12(e), the holders of a majority of the Common Stock (voting separately as a class), and the holders of sixty percent (60%) of the Preferred Stock (voting separately as a class on an as-if converted to Common Stock basis).

(k) Chairman. The Chairman of the Board shall be a director designated by the mutual consent of the Series A Director and Series B Director. The Chairman shall initially be Robert Byrnes.

(l) Reimbursement of Expenses. In connection with the attendance of meetings of the Board, meetings of a committee of the Board and any other meetings or events attended on behalf of the Company at the Company’s request, the Company shall reimburse the reasonable costs incurred by (i) Preferred Directors, (ii) the Independent Directors and (iii) any individuals who attend such meetings on behalf of the Major Investors pursuant to Visitation Rights as set forth in Section 14(b).

13. Repurchase Rights of the Company on the Stock. The Company will issue and grant all of its stock options, restricted stock and other equity incentive awards subject to a right of repurchase by the Company on all unvested shares.

14. Covenants. The Company and each Stockholder covenants and agrees that:

(a) Inspection, Consultation and Advice. The Company shall permit each Major Investor and any such person as it may designate, at such Major Investor’s expense, to visit and inspect any of the properties of the Company, examine its books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company with its officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Major Investor and such designees such affairs, finances and accounts), and consult with and advise the management of the Company as to its affairs, finances and accounts, all at reasonable times and upon reasonable notice; provided, however, that the Company shall not be obligated under this Section 14(a) with respect to a competitor of the Company or with respect to information which the Board determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed. Any Company information disclosed to a Major Investor under this Section 14(a), Section 14(b) or Section 15 shall be subject to confidentiality restrictions and such Major Investor and its designees shall not disclose any such information, subject to a disclosure exception (i) to any employee, partner, member, subsidiary, parent or other Affiliate (or an employee thereof) of such Major Investor as long as such employee, partner, member, subsidiary, parent or Affiliate is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 14(a) or comparable restrictions; (ii) at such time as it enters the public domain through no fault of such Major Investor; (iii) that is communicated to it free of any obligation of confidentiality; or (iv) for any applicable regulatory and governmental reporting requirements, including without limitation the requirements of any regulator/stock exchange to which such Major Investor or its Affiliates are subject; or use such

13.

information for any purpose other than such Major Investor’s evaluation of its continued investment as a Stockholder of the Company.

(b) Board of Directors Meetings; Visitation Rights.

(i) Meetings of the Board shall be held at least quarterly unless consented to by the Board.

(ii) During any period in which Friday Street Venture Partners, L.P. and Apposite Healthcare Fund, L.P. or their respective Affiliates holds shares of Preferred Stock and at least one Series A Director is not an officer, general partner, employee or an Affiliate of Friday Street Venture Partners, L.P. or Apposite Healthcare Fund, L.P., the Company hereby grants Friday Street Venture Partners, L.P. and Apposite Healthcare Fund, L.P., together, Visitation Rights (as defined below) at any meeting of the Board and shall grant Friday Street Venture Partners, L.P. and Apposite Healthcare Fund, L.P. the same rights to notice of any meeting of the Board as are provided to the Company’s directors pursuant to the operating By-Laws of the Company, or pursuant to any other agreement or contract providing greater rights to notice of meetings of the Board than are provided in such By-Laws, subject to the restrictions set forth in the remainder of this Section 14(b) and the terms and conditions of the Management Observation Letter Agreement from the Company to Friday Street Venture Partners, L.P. and Apposite Healthcare Fund, L.P. in substantially the form attached as Exhibit C. The Visitation Rights granted to Friday Street Venture Partners, L.P. and Apposite Healthcare Fund, L.P. pursuant to this Section 14(b)(ii) shall survive the termination of this Agreement. For the avoidance of doubt, Friday Street Venture Partners, L.P. and Apposite Healthcare Fund, L.P. will collectively have the right to designate no more than one non-voting observer pursuant to the Visitation Rights.

(iii) During any period in which New Enterprise Associates 12, Limited Partnership holds shares of Preferred Stock and at least one Series B Director is not an officer, general partner, employee or an Affiliate of New Enterprise Associates 12, Limited Partnership, the Company hereby grants New Enterprise Associates 12, Limited Partnership Visitation Rights (as defined below) at any meeting of the Board and shall grant New Enterprise Associates 12, Limited Partnership the same rights to notice of any meeting of the Board as are provided to the Company’s directors pursuant to the operating By-Laws of the Company, or pursuant to any other agreement or contract providing greater rights to notice of meetings of the Board than are provided in such By-Laws, subject to the restrictions set forth in the remainder of this Section 14(b) and the terms and conditions of the Management Observation Letter Agreement from the Company to New Enterprise Associates 12, Limited Partnership in substantially the form attached as Exhibit D. The Visitation Rights granted to New Enterprise Associates 12, Limited Partnership pursuant to this Section 14(b)(iii) shall survive the termination of this Agreement.

(iv) “Visitation Rights,” for the purposes of this Section 14(b), shall mean the right for one person to attend any meeting for the Board as a non-voting observer and to comment upon matters discussed at such meetings, subject to the discretion of the Chairman of the Board (or in the absence of the Chairman, the acting Chairman). Notwithstanding the foregoing, at the discretion of a majority of the Board, any meeting or any part of any meeting of the Board may be declared to be an executive session, at which only directors (and at the

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discretion of a majority of the Board, senior management of the Company invited by the Board) may attend.

(c) Insurance. The Company shall maintain on all properties and assets, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated. The Company shall maintain and pay all premiums due on the Company’s directors’ and officers’ insurance policy and shall not make any material alterations to the terms of, or the coverage provided by, such policy without the prior written consent of the Board, including a majority of the Preferred Directors.

(d) By-Laws. The Company shall at all times cause its By-Laws to provide that (i) unless otherwise required by the laws of the State of Delaware, (A) any two (2) directors shall have the right to call a meeting of the Board and (B) any holder or holders of at least forty percent (40%) of the outstanding shares of Stock shall have the right to call a meeting of the stockholders; and (ii) the number of directors fixed in accordance therewith shall in no event conflict with any of the terms or provisions of the Certificate of Incorporation. The Company shall at all times maintain provisions in its By-Laws or Certificate of Incorporation indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

(e) Stockholder Parties. As a condition to the issuance of any shares of Stock or options, warrants or other securities convertible into or exercisable for Stock to any holder of one percent (1%) or more of the Company’s outstanding shares of Common Stock (taking into account the shares from such issuance and calculated on a fully diluted basis), the Company will cause, and will not issue any such shares of Stock or options, warrants or other securities convertible into or exercisable for Stock until, the prospective holder of such shares executes a counterpart signature page to this Agreement as an Employee Stockholder or an Other Major Stockholder, as applicable.

(f) Environmental Covenant. The Company shall continue to comply with any applicable statute, law or regulation relating to the environment or occupational health and safety and shall notify the Major Investors promptly if the Company (or any of its subsidiaries) shall be in violation of any such applicable statutes, laws or regulations.

(g) Employment Covenant. The Company shall continue to comply with any applicable statute, law or regulation relating to equal employment opportunity and other laws related to employment, including but not limited to, the health and safety of such employees and any labor rights of such employees.

15. Information Rights. The Company shall furnish to each Major Investor:

(a) within one hundred twenty (120) days after the end of each fiscal year of the Company the audited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related audited consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended. Such financial statements

15.

shall be accompanied by a report and opinion thereon by independent public accountants selected by the Company’s Board of Directors;

(b) within forty (45) days after the end of each quarter in each fiscal year a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity and cash flows;

(c) within thirty (30) days after the end of each month in each fiscal year a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity and cash flows;

(d) no later than thirty (30) days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(e) within forty (45) days after the end of each quarter in each fiscal year a capitalization table certified by the Company’s chief financial officer or other member of senior management;

(f) promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Major Investor reasonably may request.

16. Term. This Agreement shall terminate immediately prior to the first to occur of (a) a QPO (as defined in the Company’s Certificate of Incorporation) or (b) a Deemed Liquidation Event other than an Asset Sale (each, as defined in the Company’s Certificate of Incorporation).

17. Failure to Deliver Shares. If a Stockholder becomes obligated to Transfer any Stock to another Stockholder or the Company under this Agreement and fails to deliver such Stock in accordance with the terms of this Agreement, such transferee-Stockholder or the Company, as the case may be, may, at its option, in addition to all other remedies it may have, send to such transferor-Stockholder the purchase price for such Stock as is herein specified. Thereupon, the Company upon written notice to such transferor-Stockholder, (a) shall cancel on its books the certificate or certificates representing the Stock to be Transferred and (b) shall issue, in lieu thereof, in the name of such transferee-Stockholder or the Company, as the case may be, a new certificate or certificates representing such Stock, and thereupon all of such transferor-Stockholder’s rights in and to such Stock shall terminate.

18. Specific Enforcement. Each Stockholder expressly agrees that the other parties hereto will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement, each non-breaching party shall, in addition to all other remedies, each be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

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19. Legend. Each certificate evidencing any of the Shares shall bear a legend substantially as follows:

“THE STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND VOTING AND MAY NOT BE SOLD, EXCHANGED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AND SUBJECT TO ALL THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT, A COPY OF WHICH THE COMPANY WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.”

20. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier, addressed as follows: (a) if to the Company, at 2150 S. Country Club Drive, Suite 21, Mesa, Arizona 85210, Attention: Chief Executive Officer Matthew Likens; (b) if to any Stockholder, at the address set forth on the signature pages hereto; or (c) in any case, at such other address or addresses as shall have been furnished in writing to the Company.

21. Entire Agreement and Amendments.

(a) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the Company and the Major Investors holding at least sixty percent (60%) of the Preferred Stock (on an as-if converted to Common Stock basis) then held by the Major Investors; provided, however, that (i) the Company may, from time to time, add additional Key Holders to this Agreement without consent of the Stockholders; and (ii) the Company may, from time to time, add additional Stockholders to this Agreement without consent of Key Holders, subject to compliance with any and all other restrictions and conditions regarding the issuance of the capital stock of the Corporation applicable to the Corporation. Notwithstanding the foregoing sentence, in addition to the requirement of obtaining the approval of the Major Investors holding at least sixty percent (60%) of the Preferred Stock (on an as-if converted to Common Stock basis) then held by the Major Investors, (i) any such amendment or waiver that would adversely affect the rights hereunder of any Stockholder of a class or series, in its capacity as a Stockholder of such class or series, without similarly affecting the rights hereunder of all Stockholders of such class or series, in their capacities as Stockholders of such class or series, shall not be effective as to such Stockholder without its prior written consent; (ii) no amendment or waiver of Sections 1-7, 9, 11, 16-29 shall be effective without the consent of the Key Holders holding not less than a majority of the Common Stock then held in aggregate by the Key Holders then providing services to the Company as an officer or employee, if any; (iii) no amendment or waiver of Section 12(a), Section 12(b), Section 12(c) or Section 14(b)(ii) shall be effective without the consent of each of Friday Street Venture Partners, L.P. and Apposite Healthcare Fund, L.P.; (iv) no amendment or waiver of Section 12(a), Section 12(b), Section 12(d) or Section 14(b)(iii) shall be effective without the consent of New Enterprise Associates 12, Limited Partnership; (v) no amendment or waiver of Section 12(f) shall be effective without the consent of the Key Holders holding not less

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than a majority of the Common Stock then held in the aggregate by the Key Holders then providing services to the Company as an officer or employee, if any; and (vii) no amendment or waiver of Section 12(g) shall be effective without the consent of (A) the Key Holders holding at least sixty percent (60%) of the outstanding Common Stock then held by Key Holders then providing services to the Company as an officer or employee, if any; and (B) sixty percent (60%) of the Preferred Stock (on an as-if converted to Common Stock basis), each voting as a separate class.

(b) To the extent any term or other provision of any other indenture, agreement or instrument by which any party hereto is bound conflicts with this Agreement, this Agreement shall have precedence over such conflicting term or provision; provided, however, that if any term or provision of this Agreement conflicts, or is inconsistent with, the Company’s Certificate of Incorporation, the terms of the Company’s Certificate of Incorporation shall have precedence over the terms of this Agreement. All references in this Agreement to the Certificate of Incorporation, By-Laws or other agreements shall mean such agreements as may be subsequently amended from time to time.

22. Governing Law; Successors and Assigns. This Agreement shall be governed by the laws of the State of Delaware and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

23. Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

24. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

25. Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

26. No Continuation of Employment. Nothing in this Agreement shall create an obligation on the part of the Company to maintain a business relationship with any Stockholder in any capacity, whether employment or otherwise.

27. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf or other fixed image form) shall be binding to the same extent as an original signature page.

28. Entire Agreement. This Agreement (including all schedules and exhibits attached hereto, if any) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and hereby supersedes all other agreements of the parties to the extent such agreements relate to the subject matter hereof.

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29. Aggregation of Stock. All shares of Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

30. Accession. Any additional stockholder required to become a party as an Employee Stockholder or an Other Major Stockholder pursuant to Section 14(e) shall automatically become an Employee Stockholder or an Other Major Stockholder, as the case may be, hereunder by delivering to the Company a written instrument in the form of Exhibit B-1 or Exhibit B-2, respectively, hereto, by which such additional Employee Stockholder or Other Major Stockholder, as the case may be, agrees to be bound by the obligations imposed under this Agreement, whereupon such additional Employee Stockholder or Other Major Stockholder, as the case may be, shall automatically become a party to this Agreement and shall thereupon be deemed a Employee Stockholder or Other Major Stockholder, as the case may be, for all purposes of this Agreement. Notwithstanding Section 12, no consent shall be necessary to add additional Investors as signatories to this Agreement (by delivery by an Investor to the Company a written instrument in the form of Exhibit B-3), provided that such Investor has purchased Series C Preferred Stock pursuant to the subsequent closing provisions of the Purchase Agreement.

[Signatures on following page]

19.

IN WITNESS WHEREOF, this Stockholders Agreement has been executed by the parties as of the date and year first above written.

COMPANY:	Ulthera, Inc.

	By:	/s/ Matthew Likens
	Name:	Matthew Likens
	Title:	President and Chief Executive Officer

[Signature Page to Stockholders Agreement]

INVESTORS:	New Enterprise Associates 12, Limited Partnership

	By:	NEA Partners 12, Limited Partnership,
its general manager
	By:	NEA 12 GP, LLC,
its managing member

	By:	/s/ Charles W. Newhall III
	Name:	Charles W. Newhall III
	Title:	Manager

[Signature Page to Stockholders Agreement]

INVESTORS:	Friday Street Venture Partners, L.P.

	By:	Apposite Capital LLP, its Manager

	By:	/s/ Ford David Porter
	Name:	Ford David Porter
	Title:	Managing Partner

Apposite Healthcare Fund, L.P.

	By:	Apposite Capital LLP, its Manager

	By:	/s/ Ford David Porter
	Name:	Ford David Porter
	Title:	Managing Partner

[Signature Page to Stockholders Agreement]

INVESTORS:	Charles Linehan

/s/ Charles Linehan

[Signature Page to Stockholders Agreement]

INVESTORS:	Justin Klein

/s/ Justin Klein

[Signature Page to Stockholders Agreement]

INVESTORS:	Michael H. Slayton and Lana Slayton

/s/ Michael H. Slayton
Michael H. Slayton

/s/ Lana Slayton
Lana Slayton

[Signature Page to Stockholders Agreement]

INVESTORS:	Byrnes Family Trust, dated July 24, 1986

	By:	/s/ Robert F. Byrnes
	Name:	Robert F. Byrnes
	Title:	Trustee

[Signature Page to Stockholders Agreement]

INVESTORS:	Matthew Likens and Nancy Likens

/s/ Matthew Likens
Matthew Likens

/s/ Nancy Likens
Nancy Likens

[Signature Page to Stockholders Agreement]

INVESTORS:	Randall E. Miller IRA

/s/ Randall E. Miller IRA

[Signature Page to Stockholders Agreement]

INVESTORS:	Equinox Assets, LLC

	By:	/s/ Brian O’Connor
	Name:	Brian O’Connor
	Title:	Manager

[Signature Page to Stockholders Agreement]

INVESTORS:	Alan C. & Agnès B. Mendelson Family Trust

	By:	/s/ Alan C. Mendelson
	Name:	Alan C. Mendelson
	Title:	Trustee

[Signature Page to Stockholders Agreement]

INVESTORS:	VP Company Investments 2008, LLC

	By:	/s/ Alan C. Mendelson
	Name:	Alan C. Mendelson
	Title:	Member of Management Committee

[Signature Page to Stockholders Agreement]

INVESTORS:	Salima Merani

/s/ Salima Merani

[Signature Page to Stockholders Agreement]

EMPLOYEE STOCKHOLDER:	Matthew Likens

/s/ Matthew Likens

Address for Notices:

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Fax:

Email: #####

[Signature Page to Stockholders Agreement]

EMPLOYEE STOCKHOLDER:	James Atkinson

/s/ James Atkinson

Address for Notices:

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	Fax:	#####

Email: #####

[Signature Page to Stockholders Agreement]

EMPLOYEE STOCKHOLDER:	Equity Trust Company, d.b.a. Sterling Trust

/s/ James Atkinson
	Name:	James Atkinson
	Title:	Custodian FBO

Address for Notices:

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Fax: #####

Email: #####

[Signature Page to Stockholders Agreement]

EMPLOYEE STOCKHOLDER:	Randy Miller

/s/ Randy Miller

Address for Notices:

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Fax:

Email: #####

[Signature Page to Stockholders Agreement]

OTHER MAJOR STOCKHOLDER:	Ardent Sound, Inc.

/s/ Peter G. Barthe
	Name:	Peter G. Barthe
	Title:	President

Address for Notices:

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Fax: #####

Email: #####

[Signature Page to Stockholders Agreement]

OTHER MAJOR STOCKHOLDER:	Julia Zastrow

/s/ Julia Zastrow
Name:
Title:

Address for Notices:

Fax:

Email:

[Signature Page to Stockholders Agreement]